EXHIBIT 5.01
JOHN F. STUART
KENNETH E. MOORE
RYAN J. BARNCASTLE

OF COUNSEL
BARNET REITNER

ASSOCIATE
ALAN P. SMITH

August 22, 2013

Board of Directors
Bank of Marin Bancorp
504 Redwood Boulevard, Suite 100
Novato CA 94947

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Bank of Marin Bancorp (the “Company”) with the Securities & Exchange Commission in connection with the registration under the Securities Act of 1933 of shares of the Company’s common stock, (the “Common Stock”), issuable pursuant to the merger of NorCal Community Bancorp with and into the Company (the “Holding Company Merger”) and the immediately following merger of Bank of Alameda with and into Bank of Marin (the “Bank Merger”) (the Holding Company Merger and the Bank Merger shall be collectively referred to as the “Transaction”).

In rendering this opinion, we have examined such documents and records as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

        Our opinion below assumes that the appropriate action will be taken, prior to the offer and sale of the Common Stock, to register and qualify the Common stock for sale under all applicable state securities or "blue sky" laws.

Based upon the foregoing and such other and further review of fact and law as we have deemed necessary or appropriate under the circumstances, and assuming that the shares of Common Stock subject to the Registration Statement are issued pursuant to and in accordance with the terms of the Transaction, upon which assumptions the following opinions are expressly conditioned, it is our opinion that the shares of Common Stock that are the subject of the Registration Statement will, when issued and sold in accordance with the terms of the Transaction, be validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm in each instance.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading “Legal Matters” therein and in any prospectus delivered pursuant to the Transaction.

Respectfully submitted,

/s/ Stuart | Moore
STUART | MOORE